Exhibit 4.4

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Description of Ordinary Shares

In the following summary, a “shareholder” is the person registered in our register of members as the holder of the relevant securities, including ordinary shares that have been deposited in our American Depositary Share, or ADS, facility.

Dividends

Holders of ordinary shares are entitled to receive such dividends as may be declared by the board of directors and, in the case of any final dividend, as also declared by ordinary resolution of the shareholders. All dividends are declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid.

Any dividend unclaimed after a period of twelve years from the date of declaration of such dividend will be forfeited and will revert to us. In addition, the payment by the board of directors of any unclaimed dividend, interest or other sum payable on or in respect of an ordinary share into a separate account will not constitute us as a trustee in respect thereof.

Rights in a Liquidation

Holders of ordinary shares are entitled to participate in any distribution of assets upon a liquidation, subject to prior satisfaction of the claims of creditors and preferential payments to holders of outstanding preference shares.

Voting Rights

Voting at any general meeting of shareholders is by a show of hands, unless a poll is demanded. A poll may be demanded by:

•	the chairman of the meeting;

•	at least two shareholders entitled to vote at the meeting;

•	any shareholder or shareholders representing in the aggregate not less than one-tenth of the total voting rights of all shareholders entitled to vote at the meeting; or

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any shareholder or shareholders holding shares conferring a right to vote at the meeting on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

In a vote by a show of hands, every shareholder who is present in person or by proxy at a general meeting has one vote. In a vote on a poll, every shareholder who is present in person or by proxy will have one vote for every share of which they are registered as the holder. No shareholder will have more than one vote on a show of hands notwithstanding that he may have appointed more than one proxy to vote on his behalf. The quorum for a shareholders’ meeting is a minimum of two persons entitled to vote at the meeting, present in person or by proxy. To the extent our Articles of Association provide for a vote by a show of hands in which each shareholder has one vote, this differs from U.S. law, under which each shareholder typically is entitled to one vote per share at all meetings.

Unless otherwise required by law or our Articles of Association, voting in a general meeting is by ordinary resolution. An ordinary resolution is approved by a simple majority vote (more than 50%) of the votes cast by shareholders present at a meeting at which there is a quorum. Examples of matters that can be approved by an ordinary resolution include:

•	the election of directors;

•	the approval of financial statements;

•	the declaration of final dividends;

•	the appointment of auditors; or

•	the grant of authority to issue shares.

A special resolution requires the affirmative vote of not less than three-fourths of the votes cast by shareholders present at the meeting. Examples of matters that must be approved by a special resolution include modifications to the rights of any class of shares, changes to the Articles of Association or our winding-up.

Capital Calls

The board of directors has the authority to make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder will pay to us as required by such notice the amount called on his shares. If a call remains unpaid after it has become due and payable, and the fourteen clear days’ notice provided by the board of directors has not been complied with, any share in respect of which such notice was given may be forfeited by a resolution of the board.

Limitations on Ownership

Under English law and our Articles of Association, there are no limitations on the right of nonresidents of the United Kingdom or owners who are not citizens of the United Kingdom to hold or vote our ordinary shares.

Description of American Depositary Shares

JPMorgan Chase Bank, N.A., or JPMorgan, acts as the depositary bank for ADSs, which we also refer to as the Depositary. JPMorgan’s depositary offices are located at 270 Park Avenue, Floor 8, New York, New York 10017. We have appointed JPMorgan as Depositary pursuant to that certain second amended and restated deposit agreement, dated as of August 1, 2025, or the deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6 filed on July 23, 2025. A copy of the deposit agreement may be obtained from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-288879 when retrieving such copy.

The depositary relationship, and the rights and obligations of ADS holders, are governed by the deposit agreement. The Depositary appoints one or more agents to be the custodian to safekeep the securities on deposit. The Deposit Agreement and the American Depositary Receipts, or ADRs, are governed by the laws of the State of New York. Our obligations to holders of our ordinary shares are governed by the laws of England and Wales.

ADSs represent ownership interests in securities that are on deposit with the Depositary. Each ADS is evidenced by an American Depositary Receipt, or ADR, which may be issued in certificated form or in uncertificated, direct registration form on the books of the Depositary.

We are providing a summary description of the material terms of the ADSs and of material rights of an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge all investors to review the deposit agreement in its entirety.

Under the deposit agreement, each ADS represents twenty (20) of our ordinary shares on deposit with the Depositary or its custodian, subject to changes in the ADS-to-share ratio as provided in the ADR. Only whole shares may be deposited and only whole ADSs will be issued. An ADS also represents the right to receive, and to exercise beneficial ownership interests in, other securities, cash or property received by the Depositary or the custodian on deposit in respect of the deposited shares and not distributed due to practical considerations or legal limitations. The Depositary, the custodian or their nominees are record holders only of the deposited securities for the benefit of ADS holders and beneficial owners. Beneficial ownership in the deposited property is vested in the beneficial owners of the ADSs. A beneficial owner of ADSs need not be the holder of the ADR evidencing such ADS. Beneficial owners of ADSs who do not hold such ADRs must rely solely on the holder of the ADR(s) in order to assert any rights or receive any benefits under the deposit agreement. .

Holders and beneficial owners of ADSs are parties to, and bound by, the Deposit Agreement and the terms of the ADRs by virtue of holding or owning ADSs or interests therein. ADSs may be held either in certificated ADR form or through the Direct Registration System maintained by the Depositary. Ownership of uncertificated ADSs is evidenced by periodic statements issued by the Depositary.

Transfers, issuances, cancellations and other actions may be suspended when the ADR register or applicable share register is closed, or as otherwise deemed required or advisable by the Depositary.

This summary description assumes holders of our ADSs have opted to own the ADSs directly by means of an ADS registered in such holders name.

Dividends and distributions

Holders of our ADSs generally have the right to receive the distributions we make on the securities deposited with the Depositary. Receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date, after deduction the applicable fees, taxes and expenses.

If a distribution cannot practically or legally be made to some or all holders, the depositary may retain and hold such distribution as deposited securities for those holders without liability for interest and related fees and expenses may be paid therefrom or its sale proceeds.

Distributions of cash

When we make a cash distribution for the securities on deposit with the Depositary, we will deposit the funds with the Depositary. Cash received (including net proceeds of sales related to other distributions) will be converted into U.S. dollars if practicable and distributed to holders, less applicable taxes and the depositary’s reasonable fees and expenses for conversion, transfer, approvals and sales. If conversion into U.S. dollars or distribution of U.S. dollars is not lawful or practicable, the depositary may distribute foreign currency as received or hold it uninvested without liability for interest for the account of entitled holders. Cash is paid via wire transfer and/or by U.S. dollar checks for whole dollars and cents; fractional cents may be withheld and handled in accordance with the depositary’s practices.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The Depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders of ADSs until the distribution can be effected.

Distributions of shares

Whenever we make a free distribution of shares for the securities on deposit with the custodian, we will deposit the applicable number of shares with the custodian. Upon receipt of confirmation of such deposit, the Depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-shares ratio, in which case each ADS held by such holder will represent rights and interests in the additional ordinary shares or preference shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares or preference shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the Depositary may sell all or a portion of the new ordinary shares so distributed. No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the Depositary does not distribute new ADSs as described above, it may sell the shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of rights

Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the Depositary and we will assist the Depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The Depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement. Holders of our ADSs may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of the rights of the holders of our ADSs. The Depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

The Depositary will not distribute the rights to holders of our ADSs it does not receive satisfactory evidence that such distribution is lawful. If the Depositary does not distribute the rights, it may sell the rights and distribute the net cash proceeds, or allow the rights to lapse if sales are not practicable.

Elective distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the Depositary and will indicate whether we wish the elective distribution to be made available to holders of our ADSs. In such case, we will assist the Depositary in determining whether such distribution is lawful and reasonably practicable.

The Depositary will make the election available to holders of our ADSs only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the Depositary will establish procedures to enable holders of our ADSs to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to holders of our ADSs, such holder will receive either cash or additional ADSs, as more fully described in the deposit agreement. There can be no assurance that holders of our ADSs will be given the opportunity to receive elective distributions on the same terms and conditions as holders of our ordinary shares.

Other distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the Depositary in advance and will indicate whether we wish such distribution to be made to holders of our ADSs. If so, we will assist the Depositary in determining whether such distribution to holders is lawful and reasonably practicable. If it is reasonably practicable to distribute such property to holders of our ADSs and if we provide all of the documentation contemplated in the deposit agreement, the Depositary will distribute the property to the holders in a manner it deems practicable. The Depositary will distribute the U.S. dollar proceeds of a sale if direct distribution is not practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the Depositary may sell all or a portion of the property received.

Changes affecting ordinary shares and preference shares

The ordinary shares held on deposit for each holder’s ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, such holder’s ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the new ordinary shares held on deposit. The Depositary may in such circumstances deliver new ADSs to such holder, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of such holder’s existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the Depositary may not lawfully distribute such property to such holder, the Depositary may sell such property and distribute the net proceeds to such holder as in the case of a cash distribution.

Issuance of ADSs upon deposit of ordinary shares

Subject to the terms of the Deposit Agreement and applicable law, ADSs may be issued at the transfer office of the Depositary against deposit of ordinary shares, or rights to receive ordinary shares, in a form satisfactory to the custodian. Deposits of shares may be effected, among other means, through electronic transfer to the custodian’s account in CREST or by delivery of evidence of irrevocable instructions to transfer shares to such account. The Depositary may accept shares for forwarding to the custodian and deliver ADRs at a place other than its office, at the risk and expense of the depositor. Only whole shares may be deposited and only whole ADSs will be issued. The Depositary may refuse deposits identified by us to facilitate compliance with U.S. securities laws. The issuance of ADSs may be delayed until the Depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares or preference shares have been duly transferred to the custodian. The Depositary will only issue ADSs in whole numbers.

A person depositing shares is deemed to represent and warrant, among other things, that the shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained, that preemptive or comparable rights have been validly waived or exercised, that the shares are free of liens and not “restricted securities” unless an applicable exemption permits deposit and resale via ADSs, and that the depositor is duly authorized to deposit such shares.

If any of the representations or warranties are incorrect in any way, we and the Depositary may, at the cost of a breaching holder and/or beneficial owner, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, combination and split up of ADRs

Holders of our ADRs will be entitled to transfer, combine or split up such ADRs and the ADSs evidenced thereby. For transfers of ADRs or to have such ADRs either combined or split up, holders will have to surrender the ADRs to be transferred to the Depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the Depositary deems appropriate; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

Withdrawal of ordinary shares upon cancellation of ADSs

ADS holders are entitled, upon surrender of certificated ADRs (or proper instructions for direct registration ADSs) and payment of applicable fees, taxes and charges, to receive the corresponding deposited securities at the transfer office (or by other practicable means, including registration of record ownership in an account designated in the withdrawal order). ADSs may only be cancelled in multiples of such numbers as will permit delivery of whole shares. The ability of holders of our ADSs to withdraw the ordinary shares may be limited by U.S. and U.K. legal considerations applicable at the time of withdrawal.

In order to withdraw the ordinary shares represented by such ADSs, holders of our ADSs will be required to pay to the Depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. Holders of our ADSs assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

The Depositary may ask holders of our ADSs to provide proof of identity and genuineness of any signature and such other documents as the Depositary may deem appropriate before it will cancel such ADSs. The withdrawal of the ordinary shares represented by such ADSs may be delayed until the Depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the Depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

Holders of our ADSs will have the right to withdraw the securities represented by such ADSs at any time except for:

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Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Outstanding obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

Voting rights

Holders of our ADSs representing ordinary shares generally have the right under the deposit agreement to instruct the Depositary to exercise the voting rights for the ordinary shares represented by such ADSs.

At our request, the Depositary will distribute to holders of our ADSs any notice of shareholders’ meeting received from us together with information explaining how to instruct the Depositary to exercise the voting rights of the securities represented by ADSs. Each holder is solely responsible for the forwarding of such notice to the beneficial owners of ADSs registered in such holder’s name. There is no guarantee that holders and beneficial owners will receive the notice with sufficient time to enable such holder or beneficial owner to return any voting instructions to the Depositary in a timely manner.

If the Depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions. The Depositary will not exercise voting discretion; however, if timely instructions are received that do not specify a voting choice and subject to specified company certifications and legal opinions, a deemed instruction to vote in favor of agenda items may apply as described in the ADR. Holders may also be deemed to have instructed the Depositary to represent deposited securities for quorum purposes in certain circumstances.

Please note that the ability of the Depositary to carry out voting instructions may be limited by practical considerations and legal limitations and the terms of the securities on deposit. We cannot assure that holders of our ADSs will receive voting materials in time to enable such holders to return voting instructions to the Depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and charges

The Depositary may charge up to U.S. $5.00 per 100 ADSs (or portion thereof) to each person to whom ADSs are issued, delivered, reduced, cancelled or surrendered and to ADS holders when a distribution is made or offered (including share dividends, rights, stock splits, mergers or other corporate events). The Depositary may sell sufficient securities or other property received in respect of any distribution to pay such charge. These fees may be assessed against holders of record as of a record date set by the Depositary.

The Depositary may charge an additional fee of up to U.S. $0.05 per ADS held for any cash distribution or any elective cash/stock dividend, and an additional fee of up to U.S. $0.05 per ADS held for direct or indirect distributions of securities (other than ADSs or rights to purchase ADSs) or for the net cash proceeds of public or private sales of such securities. These fees may be assessed against holders of record as of one or more record dates set by the Depositary and collected by billing or by deduction from cash distributions.

The Depositary may charge an additional aggregate annual depositary services fee of up to U.S. $0.05 per ADS per calendar year for administration of the ADR program. This fee may be charged periodically, assessed against holders of record on one or more record dates established by the Depositary, and collected by billing or deduction from one or more cash distributions.

The Depositary may fix record dates for determining the holders responsible for the foregoing fees, charges and expenses and/or entitled to distributions, voting or notices, to the extent practicable aligned with our record dates.

Holders of our ADSs will also be responsible to pay certain fees and expenses incurred by the Depositary and certain taxes and governmental charges such as:

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Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares or preference shares in England (i.e., upon deposit and withdrawal of ordinary shares or preference shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for transmissions and for delivery of securities.

•	Taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

The Depositary may refuse to register transfers, split‑ups, combinations or withdrawals until such amounts are paid; may deduct such amounts from distributions; and may sell deposited securities (including in‑kind distributions) and apply the proceeds to such amounts, with any deficiency remaining the responsibility of the holders and beneficial owners.

Note that the fees and charges that holders of our ADSs may be required to pay may vary over time and may be changed by us and by the Depositary. Any amendment that imposes or increases per‑ADS fees, charges or expenses (other than taxes or governmental charges, transfer or registration fees, the per‑cancellation transaction fee disclosed on ADR.com, and delivery expenses) becomes effective 30 days after notice to holders. The Depositary may, in limited circumstances, reduce or waive fees, charges and expenses (including with respect to ADSs issued to or at the direction of, or otherwise held by, us or certain holders or beneficial owners). The Depositary’s right to receive payment of fees, charges and expenses survives termination of the Deposit Agreement, and the Depositary may from time to time reimburse us for certain expenses of the ADR program, which may be paid from a set amount or a portion of the fees collected.

Amendments and termination

The ADRs and the deposit agreement may be amended without the consent of the holders or the beneficial owners, provided that any amendment that imposes or increases any fees on a per ADS basis (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, the transaction fee per cancellation, or that otherwise prejudices any substantial right of the holders of beneficial owners) will become effective 30 days after notice of such amendment. We will not consider to be materially prejudicial to the substantial rights of the holders of our ADSs any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act of 1933, as amended, or the Securities Act, or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges holders of our ADSs are required to pay. In addition, we may not be able to provide holders of our ADSs with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

Holders of our ADSs will be bound by the modifications to the deposit agreement if holders continue to hold such ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent holders of our ADS from withdrawing the ordinary shares represented by such ADSs (except in order to comply with applicable by law).

We have the right to direct the Depositary to terminate the deposit agreement. Similarly, the Depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the Depositary must give notice to the holders at least 30 days before termination. Until termination, rights of the holders of our ADSs under the deposit agreement will be unaffected.

After termination, the Depositary will continue to collect distributions received (but will not distribute any such property until holders of our ADSs request the cancellation of such ADSs) and may sell the securities held on deposit. After the sale, the Depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the Depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of depositary

The Depositary will maintain ADS holder records at its transfer office. Holders of our ADSs may inspect such records at all reasonable times but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The Depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on obligations and liabilities

The deposit agreement limits our obligations and the Depositary’s obligations to holders of our ADSs. Please note the following:

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We and the Depositary are obligated only to take the actions specifically stated in the deposit agreement and the ADR without gross negligence or willful misconduct and the Depositary will not be a fiduciary or have any fiduciary duty to holders or beneficial owners.

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We and the Depositary and its agents will not be liable if any present or future law, rule, regulation, fiat, order or decree of England Wales, the United States or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchanges or market or automated system, any act of God, war, terrorism, epidemic, pandemic, nationalization, expropriation, currency restrictions, extraordinary market conditions, work stoppage, strike, civil unrest, revolutions, rebellions, cyber, ransomware or malware attack, computer failure or other circumstance beyond our or their direct and immediate control prevents or delays any action under the deposit agreement or causes civil or criminal exposure in connection with such action.

•	The Depositary and its agents will not be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, the ADSs or the ADR.
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We and our agents will not be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, the ADSs or the ADR, which in our opinion may involve us in expense or liability, unless indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required.

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We and the Depositary and its agents will not be liable for any action or inaction by it in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting shares for deposit, any holder, or any other person believed by it to be competent to give such advice or information and/or, in the case of the Depositary, us and in the case of us, the Depositary and/or custodian.

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The Depositary is not responsible for, and incurs no liability arising from, acts or omissions of the custodian except to the limited extent a holder incurs loss directly from the custodian’s fraud or willful misconduct or its failure to use reasonable care under the standards of its jurisdiction. The Depositary is not liable for the acts or omissions, or insolvency, of any securities depository, clearing agency or settlement system, and is not responsible for the insolvency of any custodian that is not a JPMorgan branch or affiliate.

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We, the Depositary, and our and its agents may rely and will be protected in acting upon any written notice, request, direction, instruction or document believed by us or them to be genuine and to have been signed, presented or given by the proper party or parties.

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The Depositary has no obligation to inform holders or beneficial owners about the requirements of the laws, rules or regulations or any changes therein or thereto of England and Wales, the United States or any other country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.

The Depositary is not responsible for failing to carry out voting instructions, the manner voting instructions are given or deemed given (including discretionary proxies), the manner in which votes are cast, or the effect of any such vote, and there is no guarantee that the holders or beneficial owners will receive the materials in time for such holders or beneficial owners to return voting instructions to the Depositary in a timely manner.

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The Depositary will have no liability (in the absence of its own willful default or gross negligence or that of its agents, officers, directors or employees) with respect to the terms of any such sale or conversion, including the price at which such sale or conversion is effected, or if such sale or conversion is not be practicable, or is not believed, deemed or determined to be practicable by the Depositary. Specifically, the Depositary will not have any liability for the price received in connection with any public or private sale of securities (including, without limitation, for any sale made at a nominal price), the timing thereof or any delay in action or omission to act nor will it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

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The Depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to holders of our ADSs on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the Depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement or the ADR.

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We and the Depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Association or in any provisions of or governing the securities on deposit.

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We and the Depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to such holder.

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The Depositary is not liable for the content or accuracy of information provided by us and distributed to holders or any translation thereof, for investment risks relating to the deposited securities, for their validity or worth, for the creditworthiness of third parties, for allowing rights to lapse as provided in the deposit agreement, or for failures or delays in notices that we provide.

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We and the Depositary and any of our or the Depositary’s agents will not be liable to the other or to any person for indirect special damages, whether or not foreseeable and regardless of the type of action, subject to the limited exception for the Depositary’s legal fees and expenses in defending such claims and our indemnification of the Depositary for third party claims unless arising directly from the Depositary’s gross negligence or willful misconduct.

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None of the Depositary, the custodian or us, or any of their or our respective directors, officers, employees, agents or affiliates (i) will be liable for the failure by any holder or beneficial owner to obtain the benefits of credits or refunds of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability; or (ii) incur any liability for any tax or tax consequences that may be incurred by holders or beneficial owners on account of their ownership or disposition of the ADRs or ADSs.

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The Depositary and the custodian will not be responsible for any errors or omissions made by third-party delivery services and providers of information regarding matters such as, but not limited to, pricing, proxy voting, corporate actions, class action litigation and other services in connection herewith and the deposit agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders of issuers, provided that the Depositary and custodian used reasonable care, and caused them to use reasonable care, in the selection and retention of such third-party providers and local agents.

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The Depositary will not be liable for any acts or omissions (i) made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary; or (ii) for any period prior to the effective date of the deposit agreement or for any act or omission of the predecessor to the Depositary or any of its agents (including the custodian as defined in any prior deposit agreement), under or in connection with the deposit agreement, any ADRs or any related agreement.

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No provision of the Deposit Agreement or the ADR is intended to constitute a waiver or limitation of any rights which holders or beneficial owners may have under the Securities Act or the Securities Exchange Act of 1934, as amended, to the extent applicable.

Taxes

Holders of our ADSs will be responsible for the taxes and other governmental charges payable by or on behalf of the Depositary or the custodian on the ADSs and the deposited securities represented by the ADSs. We, the Depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. Holders of our ADSs will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The Depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The Depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on such holders behalf. However, holders of our ADSs may be required to provide to the Depositary and to the custodian proof of taxpayer status and residence and such other information as the Depositary and the custodian may require to fulfill legal obligations. Holders of our ADSs are required to indemnify us, the Depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for such holders.

Foreign currency conversion

The Depositary may arrange for the conversion of all foreign currency received into U.S. dollars if such conversion may be made on a reasonable basis, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. Holders of our ADSs may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

Further details regarding the foreign exchange rate, applicable spread and execution of foreign currency conversion transactions will be provided by the Depositary on ADR.com.

To the extent the Depositary determines that the conversion of foreign currency would not be practical or lawful, the Depositary in its discretion may take the following actions:

• Hold the foreign currency (without liability for interest) for the applicable holders. • Distribute some or all of the foreign currency to holders for whom the distribution is lawful and practical.

Governing Law

The deposit agreement, the ADRs and the ADSs will be construed in accordance with the laws of the State of New York. The rights of holders of ordinary shares and preference shares (including ordinary shares and preference shares represented by ADSs) are governed by the laws of England and Wales.

Holders of our ADSs irrevocably agree that any legal action arising out of the Deposit Agreement, the ADSs or the ADRs, involving us or the Depositary, may only be instituted in a state or federal court in the city of New York.

Nasdaq Capital Market

ADSs representing our ordinary shares are listed on the Nasdaq Capital Market under the symbol “AMRN.”